[Venable Letterhead]

June 19, 2003

Gene Logic Inc.
708 Quince Orchard Road
Gaithersburg, Maryland 20878

Re:	Registration for Resale of up to 3,730,839 Shares of Common Stock for Resale on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Gene Logic Inc., a Delaware corporation (the “Corporation”), in connection with a registration statement on Form S-3 of the Corporation (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pertaining to the registration of up to 3,730,839 shares of its common stock, $0.01 par value per share (the “Shares”), for resale by those certain stockholders of the Corporation named in the Registration Statement.

     We have considered such questions of law as we have deemed necessary or appropriate as a basis for the opinion set forth below and we have examined, or are otherwise familiar with, originals or copies, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including, but not limited to, the following: (i) the Registration Statement; (ii) the Articles of Incorporation and the Bylaws of the Corporation, as amended and as currently in effect; (iii) the Agreement and Plan of Merger, dated February 25, 2003, by and among the Corporation, TherImmune Research Corporation, GLA II Corp., and Edward J. Krause, III solely in his capacity as Securityholders’ Representative (the “Merger Agreement”); (iv) Articles of Merger of TherImmune Research Corporation and GLA II Corp. filed with the Maryland State Department of Assessments and Taxation effective as of April 1, 2003; (v) the Certificate of Merger for Merger of TherImmune Research Corporation with and into GLA II Corp. filed with the Secretary of State of the State of Delaware effective as of April 1, 2003; (vi) certain resolutions of the Board of Directors of the Corporation relating to the Merger Agreement, the issuance of the Shares and the other transactions contemplated by the Merger Agreement and the Registration Statement; and (vii) a Certificate of Good Standing from the Secretary of State of the State of Delaware. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have assumed also that the parties to such documents had the power, corporate or other, to enter into and perform all of their respective obligations thereunder and have also assumed the due authorization, by all requisite action, corporate or other, and execution and

Gene Logic Inc.
June 19, 2003

delivery by such parties, of such documents and the validity and binding effect thereof. For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     This letter expresses our opinion with respect to the General Corporation Law of the State of Delaware (without regard to the principles of conflict of laws thereof) governing matters such as due organization and the authorization and issuance of stock as such laws are in effect as of the date hereof, as well as the pertinent provisions of the Delaware Constitution, and reported judicial decisions interpreting such laws related to the matters set forth herein as in effect as of such date. It does not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws, to the laws of contract or to any other laws of any other jurisdiction or the rules and regulations of any stock exchange or of any other regulatory body, and we do not express any opinion as to the effect of any other laws, rules or regulations on the opinion stated herein. We assume no obligation to update the opinion set forth herein.

     We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Commission thereunder. This opinion letter and the opinion expressed herein are being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon in any other manner without, in each instance, our prior written consent.

Very truly yours,

/s/ Venable, Baetjer, Howard & Civiletti, LLP